Calculation of Filing Fee Tables
S-8
MDU RESOURCES GROUP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	6,564,000	$ 19.985	$ 131,181,540.00	0.0001381	$ 18,116.17
Total Offering Amounts:						$ 131,181,540.00		$ 18,116.17
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 18,116.17
Offering Note
[1]	Note (1)(a): Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of common stock, par value $1.00 per share, of the registrant (the "Common Stock") that may be issued to adjust the number of shares issued pursuant to the MDU Resources Group, Inc. Amended and Restated Long-Term Performance-Based Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the registrant's outstanding Common Stock. Note (1)(b): Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the Common Stock as reported by the New York Stock Exchange on July 31, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources